Exhibit 10.45

2019 STOCK OPTION GRANT AGREEMENT

Participant:	###PARTICIPANT_NAME###

Grant Name:	###GRANT_NAME###

Grant Date:	###GRANT_DATE###

Expiry Date:	###EXPIRY_DATE###, subject to the terms and conditions contained herein

Exercise Price:	###GRANT_PRICE###

Total Options with TSARs:	###TOTAL_AWARDS###

Applicable Exchange:	[NYSE] / [TSX]

This Grant Agreement including Schedules "A" and "B" hereto (collectively, this "Agreement") is made between Encana Corporation (the "Corporation") and the Participant listed above ("Participant"), an eligible employee of the Corporation or its Affiliate.

WHEREAS the Corporation has established the Omnibus Incentive Plan of Encana Corporation (the "Plan") and all capitalized terms used and not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan;

AND WHEREAS the Committee has approved the grant to Participant under the Plan of an option to purchase the number of Shares set out above (collectively, the "Options" and individually, an "Option"), upon and subject to the terms and conditions of the Plan and this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration including, among other things, the employment services rendered by Participant to the Corporation or its Affiliate, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed by and between the parties hereto as follows:

1.	Certain Defined Terms. For the purposes of this Agreement, the following capitalized terms will have the meanings given below:
(a)

"Cause" means (A) on or after a Change in Control, "CIC Cause" as defined in the Plan, or (B) prior to a Change in Control, (1) "cause" as defined in any Individual Agreement to which Participant is a party as of the Date Employment Ceases, or (2) if there is no such Individual Agreement or it does not define cause, cause as determined by the Corporation or the Affiliate, as applicable, in its sole discretion, which shall include, among other factors, provisions (i) and (ii) of a "CIC Cause" as defined in the Plan;

(b)	"Close of Business" means the close of trading on the Applicable Exchange on any Trading Day;

(c)

"Death or Retirement Exercise Period" means the period of time extending from the date of Participant's death or Retirement, as applicable, to the earlier of: (i) the date that is six months following the date of Participant's death or Retirement, as applicable; and (ii) the Expiry Date. If the Death or Retirement Exercise Period would terminate on a date other than a Trading Day pursuant to the preceding sentence, the Death or Retirement Exercise Period shall instead terminate on the Close of Business on the last Trading Day prior to that date;

(d)

"Early Retirement" means Participant's Termination of Service on or after Participant's attainment of the age of 55 years and prior to Participant's attainment of the age of 60 years that is (i) initiated by the Corporation or an Affiliate, as applicable, for any reason other than Cause, or (ii) due to Participant's resignation;

(e)	"Exercise Price" means the price, as set forth on the cover page of this Agreement, payable per Share on the exercise of an Option by the Participant;
(f)	"Expiry Date" means the date set forth on the cover page of this Agreement, subject to Section 5.5 of the Plan;
(g)	"Grant Date" means the date set forth on the cover page of this Agreement, subject to Section 1.2(dd) of the Plan;
(h)

"Normal Retirement" means Participant's Termination of Service on or after Participant's attainment of the age of 60 years that is (i) initiated by the Corporation or its Affiliate, as applicable, for any reason other than Cause, or (ii) due to Participant's resignation;

(i)

"Termination Exercise Period" means the period of time extending from the Date Employment Ceases to the earlier of: (i) the Close of Business on the 60th Trading Day after the Date Employment Ceases; and (ii) the Expiry Date; and

(j)	"TSAR" means a tandem stock appreciation right which is associated with an Option.
2.

Grant of Options and TSARs. Effective as of the Grant Date specified above, the Corporation hereby grants the Options to Participant. Each Option granted, once vested hereunder and subject to Section 5(b), shall entitle Participant to acquire one Share, subject to and in accordance with the terms and conditions of the Plan and this Agreement. Each Option granted hereunder shall have associated with it a TSAR. Except as otherwise provided in the Plan or this Agreement, each associated TSAR shall be subject to the same terms and conditions as the Option to which it relates.

3.

Vesting. The Options shall vest on the date or dates specified in Schedule "A" (each such date, a "Vesting Date") subject to Participant's continued employment with the Corporation or an Affiliate through the applicable Vesting Date, except as otherwise provided in Sections 7, 8 and 9.

4.

Fractional Options. The number of Options that become vested under Section 3 shall be determined by rounding the result up to the nearest whole number of Options, if necessary, to an aggregate maximum of the total number of Options granted under this Agreement. No cash or other compensation shall be paid to Participant in satisfaction of any fractional Options.

5.	Exercise of Options.
(a)

Once Participant's Options have become vested in accordance with the terms of this Agreement, Participant may exercise (i) during the Participant’s employment with the Corporation or any of its Affiliates and on or prior to the Expiry Date or (ii) after the Participant’s Termination of Service and during the Death or Retirement Exercise Period, the period specified in Section 8(a), or the Termination Exercise Period, as applicable, all or any number of such vested Options by delivering to the Corporation at its principal office in Calgary, Alberta or to such other Person designated by the Corporation, a written notice of exercise specifying the number of Shares with respect to which such vested Options are being exercised, accompanied by payment in full of the purchase price of the Shares then being purchased.

(b)

Notwithstanding any other provision of the Plan or this Agreement to the contrary, it shall be a condition to the exercise of the Options that one of the following has occurred:  (a) the Plan is approved by the Corporation’s shareholders at its 2019 annual general meeting; (b) the Options are approved by the Corporation’s shareholders; or (c) an amendment described in Section 17(b) has occurred.

6.

Surrender of Options. As an alternative to the exercise of a vested Option, Participant may surrender any vested Option as to the associated TSAR, and upon such surrender Participant shall be entitled, subject to Section 5.5 of the Plan and Sections 5(b) and 21 of this Agreement, to receive a cash payment, in respect of each surrendered Option, equal to the excess of the closing price of a Share on the Applicable Exchange on the last Trading Day preceding the date of surrender of the Option, over the Exercise Price. The number of vested Options so surrendered with respect to such specified number of Shares will thereafter be cancelled and terminated by the Corporation and Participant shall have no further right, title or interest in such Options or the underlying Shares. The surrender of a vested Option may only occur during the periods specified in Section 5(a) by delivering to the Corporation at its principal office in Calgary, Alberta or to such other Person designated by the Corporation, a written notice of surrender specifying the number of vested Options to be surrendered.

7.	Early Exercise and Accelerated Vesting.
(a)

In accordance with Section 10.1(a) of the Plan, in the event of a Change in Control, all Options credited to Participant's account that are not vested immediately prior to the time of such Change in Control shall become vested immediately prior to the time of such Change in Control, except to the extent that such Options are replaced with a Replacement Award. If the Options are replaced with a Replacement Award, then from and after the Change in Control, references herein to "Options" shall be deemed to refer to the Replacement Award.

(b)

Notwithstanding any other provision of this Agreement, but subject to Section 7(c), the Committee or the Board may pass a resolution which accelerates the vesting of the Options and which permits Participant to exercise or surrender in full or in part any unexercised Option, whether or not such Option has vested in accordance with the provisions of this Agreement, at such time or times and/or in such manner following the passing of such resolution as is specified in the resolution, which resolution may be passed for any reason which, in the sole opinion of the Committee or the Board, warrants altering the provisions pursuant to which an Option vests or is exercisable or can be surrendered upon the occurrence of a Change in Control, including a "take-over bid" (within the meaning of applicable securities legislation) made by any person for the voting securities of the Corporation (a "Take-over Bid") which would, if successful, result in a Change in Control.
(c)

If a Take-over Bid made by any person for the voting securities of the Corporation would, if successful, result in a Change in Control, and if a Replacement Award is not granted in accordance with Section 7(a), then:

(i)	the Corporation will promptly notify Participant of the Take-over Bid and the Participant's rights under this Section 7(c);
(ii)

vesting of all Options that have not yet become vested pursuant to Section 3 at the time a formal Take-over Bid offer has been made will be accelerated so as to become vested (irrespective of whether such Options have become vested in accordance with Section 3) on the date the formal Take-over Bid offer is made;

(iii)

Participant shall be entitled to exercise, in full or in part, the Options in the manner set out in this Agreement (or such other manner as may be prescribed by the Committee or the Board including, but not limited to, a form of cashless exercise), with any necessary modifications, during the period ending on the earlier of the expiration of the Take-over Bid and the Expiry Date, for the purpose of tendering the Shares acquired pursuant to the exercise of the Options to the Take-over Bid;

(iv)

Participant shall be entitled to deal with the Options in such other manner (in addition to the exercise set out in Section 7(c)(iii)) as may be prescribed by the Committee or the Board, in its discretion; and

(v)

if the Shares acquired pursuant to the exercise of the Options are not deposited by the Participant pursuant to the Take-over Bid or, if deposited, are subsequently withdrawn by the Participant or not all taken up and paid for by the offeror or if the offeror fails to take-up and pay for the Shares pursuant to the terms of the Take-over Bid or if the Take-over Bid fails to close for any other reason, then Participant shall promptly return such Shares (or the portion that are not taken up and paid for) to the Corporation for cancellation. Such Shares shall be deemed not to have been issued and the related Options shall be deemed not to have been exercised, and the Corporation shall refund to Participant, if applicable, the aggregate Exercise Price for the Options. In such event, any other action by Participant permitted in accordance with Section 7(c)(iv) shall be deemed not to have occurred.

8.

Effect of Termination of Service. Upon Participant's Termination of Service prior to the applicable Vesting Date for any reason other than due to Participant's death, Retirement, or termination without CIC Cause or with Good Reason within the Specified Period following a Change in Control (each of which has the treatment specified below), all unvested Options will be forfeited immediately, provided that any vested Options credited to Participant's account immediately prior to the time of such Termination of Service may continue to be exercised or surrendered by Participant during the Termination Exercise Period. Any vested Options that are not exercised or surrendered by Participant during the Termination Exercise Period shall be forfeited and cancelled on the last day of the Termination Exercise Period.

(a)	Effect of Death or Retirement.

(i)

Death or Retirement Prior to Age 60. In the event of (A) Participant's death prior to the date that the Participant attains the age of 60 years, or (B) Participant's Early Retirement, all unvested Options will be forfeited immediately, provided that any vested Options credited to the Participant's account immediately prior to the time of Participant's death or retirement, as applicable, may continue to be exercised or surrendered by Participant during the Death or Retirement Exercise Period. Any vested Options that are not exercised or surrendered by Participant during the Death or Retirement Exercise Period shall be forfeited and cancelled on the last day of the Death or Retirement Exercise Period.

(ii)

Death or Retirement Between Age 60 and 65. In the event of (A) Participant's death on or after the date that Participant attains the age of 60 years but before the date that Participant attains the age of 65 years, or (B) Participant's Normal Retirement on or after the date that Participant attains the age of 60 years but before the date that Participant attains the age of 65 years, the Options shall continue to be or become, as applicable, vested in accordance with the provisions of Section 3 and Participant shall be entitled to exercise or surrender any such Options until the Expiry Date.

(iii)

Death or Retirement Following Age 65. In the event of (A) Participant's death on or after the date that Participant attains the age of 65 years, or (B) Participant's Normal Retirement on or after the date that Participant attains the age of 65 years, Participant shall be entitled, during the period extending from the date of Participant's death or retirement, as applicable, until the Expiry Date, to exercise or surrender, in full or in part, any unexercised Option granted hereunder (irrespective of whether such Options have become vested in accordance with the provisions of this Agreement).

(b)

Effect of Termination Without CIC Cause or With Good Reason Within the Specified Period. If a Change in Control occurs and the Options are replaced with a Replacement Award, then upon Participant's Termination of Service (i) that is initiated by the Corporation or an Affiliate, as applicable, without CIC Cause, or (ii) due to Participant’s resignation for Good Reason, in each case, within the Specified Period following a Change in Control, the Replacement Award shall vest in full.

9.	Effect of Absence.
(a)

Period of Absence. If the applicable Vesting Date occurs during Participant's Period of Absence, then the relevant Options shall vest on such Vesting Date as if Participant were an active employee on such date; provided that, all unvested Options will be forfeited upon the date that is two and one-half months following the end of the year in which the Participant is deemed to have a Separation from Service for purposes of Section 409A if the Participant has not returned to active employment with the Corporation or an Affiliate by such date.

(b)

Unpaid Leave of Absence. If the applicable Vesting Date occurs during Participant's Unpaid Leave of Absence, then the relevant Options shall not vest on such Vesting Date. If, immediately following such Unpaid Leave of Absence in which the applicable Vesting Date occurs, Participant returns to active employment with the Corporation or an Affiliate, then the relevant Options shall vest upon the date of Participant's return to active employment. If Participant does not return to active employment immediately following such Unpaid Leave of Absence in which the applicable Vesting Date occurs, then the relevant Options shall be forfeited upon the last day of such Unpaid Leave of Absence. Notwithstanding the foregoing, if the Participant has not returned to active employment with the Corporation or an Affiliate by the last day of the calendar year in which the first Vesting Date during the Unpaid Leave of Absence occurs, then all unvested Options shall be forfeited on such last day of such calendar year.

10.

Expiry/Forfeiture/Failure to Vest. On the Expiry Date, any Option granted hereunder that has not been exercised or surrendered, and on the Date Employment Ceases, any Option that has failed to vest or been forfeited pursuant to the provisions hereof, shall immediately be cancelled and all of Participant's rights and interests in respect of such Options shall thereupon terminate, in all cases, for no consideration. For greater certainty, no amount shall be payable to any Person as damages, compensation or otherwise in respect of the loss of rights and interests in any Options hereunder, whether in connection with a Participant's Termination of Service or otherwise.

11.

Compliance with Law; Tax Withholding. The Corporation's grant of the Options or payment pursuant to the Options is subject to compliance with Applicable Law. As a condition of participating in the Plan, Participant hereby agrees to comply with all such Applicable Law and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with such Applicable Law. Without limiting the generality of the foregoing, Participant hereby acknowledges and agrees that any payment to Participant in respect of the Options shall be subject to such taxes and other withholdings or deductions as may be required by Applicable Law. The provisions of Section 14.4 (Required Taxes) of the Plan shall apply to the Options; provided that, if the Participant is an individual covered under Section 16 of the Exchange Act at the time that a taxable event with respect to Options occurs, then the Corporation's withholding obligations with respect to such taxable event will be satisfied by the Corporation or its Affiliate withholding from any Shares deliverable in connection with the exercise of the Options a number of Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate, except as otherwise approved by the Committee).

12.

No Right to Continued Employment. Neither the Plan nor any action taken thereunder shall interfere with any right of the Corporation or any Affiliate which employs Participant to terminate Participant's employment at any time.

13.

No Rights as a Shareholder. Participant shall have no rights whatsoever as a shareholder in respect of any Shares (including any rights to receive dividends or other distributions from or on the Shares) other than in respect of Shares (if any) delivered to Participant upon exercise of Participant's vested Options in accordance with and in the manner provided for in this Agreement.

14.

Obligations of Participant. Nothing contained in this Agreement or done pursuant to this Agreement shall oblige Participant to purchase and pay for any Shares except those Shares underlying the Options that Participant has exercised in accordance with and in the manner provided for in this Agreement.

15.	Non-Qualified Stock Options. The Options granted to Participant hereunder are non-qualified stock options for United States tax purposes.
16.

No Representation as to Price. The Corporation makes no representation nor gives any warranty as to the price of the Shares and shall not be held liable for any fluctuation in the price of the Shares either before or after the exercise of any right conferred under this Agreement.

17.	Amendment.
(a)	Subject to Section 12.3 of the Plan, this Agreement may be unilaterally amended by the Committee.
(b)

Notwithstanding anything to the contrary in the Plan or this Agreement, if the Plan is not approved by the Corporation’s shareholders at its 2019 annual general meeting, the Corporation may unilaterally amend the terms of this Agreement, without obtaining the consent of Participant, to cause this Agreement to be governed by the Encana Corporation Employee Stock Option Plan.

18.

Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the Corporation and its respective successors and assigns and upon Participant and all other persons claiming or deriving rights through Participant.

19.

Choice of Law. This Agreement and the rights of all parties hereunder and the construction of each and every provision hereof shall be governed by and construed in accordance with the laws of the Province of Alberta, without reference to the principles of conflicts of law, and the federal laws of Canada, as applicable. In the event of a dispute, Participant agrees to submit to the jurisdiction of the courts of the Province of Alberta.

20.

Clawback Policy. Participant acknowledges and agrees that the Options (and the grant thereof) and any payment in respect thereof are expressly subject to the terms and conditions of the Corporation's "Incentive Compensation Clawback Policy", attached hereto as Schedule "B", as same may be amended by the Corporation from time to time.

21.

Section 409A. The Options and this Agreement are intended to comply with an exemption from Section 409A of the Code and shall be administered in all respects in accordance with such intent. However, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed upon Participant or for Participant's account in connection with the Plan, the Options and/or this Agreement (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

22.

Personal Information. Participant agrees to the collection, use and disclosure of personal information about Participant (including, without limitation, personal employee information about Participant) (collectively, "Personal Information") by the Corporation or its Affiliates for purposes of administering and managing the grant of Options to Participant hereunder, operation of the Plan and this Agreement and, as applicable, compliance with Applicable Law (the "Purposes").

Without limiting the generality of the foregoing, Participant agrees to the collection, use and disclosure of the Personal Information by the Corporation and its Affiliates from and to such third party service provider(s) as may be retained by the Corporation from time to time to assist with the Purposes ("Service Provider"), as may be reasonably required to fulfil the Purposes, whether verbally (including by telephone), in writing or electronically over the Internet including, without limitation, by e-mail. Participant agrees that any acceptance or consent indicated by Participant in electronic form to any documents provided to Participant by the Corporation or the Service Provider including, without limitation, the Plan and this Agreement shall be the equivalent of original written paper documents and Participant's written acceptance or consent thereto.

Participant further agrees to provide the Corporation and, where necessary, the Service Provider, with all information, including Personal Information, as may be reasonably required to fulfil the Purposes. Participant acknowledges and agrees that the Corporation, an Affiliate and/or the Service Provider (as applicable) may, from time to time, and in accordance with Applicable Laws, disclose Personal Information including, without limitation, in response to regulatory filings or other lawful requests by a government authority or regulatory body, or for purpose of complying with a subpoena, warrant or other order by a court or other party having jurisdiction over the Corporation, an Affiliate or the Service Provider (as applicable) to compel production of same. Participant acknowledges and agrees that the Corporation, an Affiliate or the Service Provider may, as part of their business practices, collect, use and disclose the Personal Information outside of Canada or the United States (as applicable) in respect of the Purposes. Should Participant have any questions regarding the Corporation's collection, use and disclosure of Participant's Personal Information, Participant should contact Encana's Privacy Officer at privacy@encana.com.

23.

Participant understands that by indicating Participant's acceptance of and agreement with the terms of this Agreement (whether electronically or otherwise), Participant confirms Participant has received and reviewed the Plan and this Agreement, which contain legal terms, and that Participant agrees to be bound by the terms of the Plan and this Agreement.

IN WITNESS WHEREOF this Agreement has been executed effective as of the Grant Date.

ENCANA CORPORATION

Mike Williams

Executive Vice-President, Corporate Services

Schedule "A"

Vesting Conditions

In respect of the Options granted to Participant hereunder:

(i)	30 percent of the Options shall vest on the first anniversary of the Grant Date;

(ii)	an additional 30 percent of the Options shall vest on the second anniversary of the Grant Date; and

(iii)	an additional 40 percent of the Options shall vest on the third anniversary of the Grant Date.

Schedule "B"

Incentive Compensation Clawback Policy

By resolution of the Board of Directors (the "Board") of Encana Corporation ("Encana" or the "Corporation"), this Policy is effective as of this 22nd day of October, 2012 (the "Effective Date").

This Policy applies to the President & Chief Executive Officer and each Executive-Vice President of the Corporation and any individual who serves in either such capacity on or following the Effective Date (collectively, the "Executive"). References in this Policy to the "Corporation" include, where applicable, any affiliate thereof.

This Policy has been adopted to enhance the Corporation’s alignment with best practices in respect of risk management and executive compensation and shall be, at all times, subject to and interpreted in a manner consistent with applicable laws or the rules of any applicable stock exchange (collectively, "Applicable Rules").

This Policy applies to "Incentive-Based Compensation" which, for the purposes of this Policy, means compensation relating to the achievement of performance goals or similar conditions, excluding salary, perquisites, benefits and pension entitlements, and including, without limitation, any award or grant of or any eligibility, entitlement or gain of, an Executive under the Corporation’s: (i) High Performance Results Plan, or any other short-term incentive plan; or (ii) Long-Term Incentive ("LTI") program including, without limitation, Employee Stock Option Plan, Employee Stock Appreciation Rights Plan, Performance Share Unit Plan, Restricted Share Unit Plan and Deferred Share Unit Plan, as each may be amended from time to time (including any time-based grants under any such plans). For greater clarity, this Policy shall not apply to any Incentive-Based Compensation awarded, granted or paid to an Executive prior to the Effective Date.

Where:

•

the Corporation is required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement under applicable securities laws (the "Restatement"), (the date upon which the Corporation is required to prepare such Restatement is hereinafter the "Restatement Date");

•

the Executive received Incentive-Based Compensation referable to the financial years subject to the Restatement in excess of what the Executive would have been paid under the Restatement (the "Overcompensation Amount"); and

•

the Executive engaged in gross negligence, intentional misconduct or fraud which caused or significantly contributed to the Corporation’s material non-compliance with applicable securities laws which resulted in the requirement for the Restatement;

the Board shall be entitled:

•

where and to the extent the Overcompensation Amount has been previously paid, transferred or otherwise made available to the Executive, to require the Executive, by written demand, to reimburse the Corporation for the Overcompensation Amount; and

•

where all or a portion of the Overcompensation Amount has not been paid, transferred or otherwise made available to the Executive, the right of the Executive to be so paid or have such benefit transferred or otherwise made available to him or her shall, to the extent required to reimburse the Corporation for such Overcompensation Amount, immediately terminate and be forfeited by the Executive and where required, cancelled by the Corporation to such extent and upon such date as may be specified by the Board; and

•

to the extent the Overcompensation Amount is not immediately recovered upon demand from the Executive, whether via direct reimbursement, forfeiture and/or cancellation, to require a sufficient quantity or value of any compensation owing by the Corporation to the Executive including, without limitation, any unvested or unexercised awards under the LTIs (the "Outstanding LTIs"), be immediately withheld and/or irrevocably cancelled by the Corporation to compensate for (or set off the value of same against) the Overcompensation Amount or any unrecovered portion thereof, and to bring any other actions against the Executive which the Board may deem necessary to recover the Overcompensation Amount.

The period of time during which the Corporation shall be entitled to seek recovery of the Overcompensation Amount from the Executive shall be three (3) years from the Restatement Date. Recoupment of Overcompensation Amounts under this Policy shall be initiated by the Corporation at the request of the Board, and all amounts recoverable or payable hereunder shall be paid to the Corporation or as directed by the Board.

If Applicable Rules require the Corporation to adopt a policy or provisions relating to the recoupment or recovery of incentive-based or other compensation based on restated financial statements which are inconsistent with or materially differ from this Policy and the Board adopts such policy or provisions to comply with Applicable Rules (the "New Policy"), such New Policy shall replace and supersede this Policy and shall apply to Incentive-Based Compensation granted or awarded to the Executive following the effective date of the New Policy. Subject to Applicable Rules, this Policy shall continue to apply to Incentive-Based Compensation granted or awarded to the Executive prior to the effective date of the New Policy. This Policy may be terminated at any time by the Board.